UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2013

DST SYSTEMS, INC.

(Exact Name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-14036	43-1581814
(Commission File Number)	(IRS Employer Identification No.)

333 West 11th Street, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

(816) 435-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06  Material Impairments

On January 29, 2013, DST Systems, Inc. (“DST” or the “Company”) concluded that certain of its goodwill was impaired and that it expects to record a non-cash charge of approximately $60.8 million in the financial statements for the fourth quarter ended December 31, 2012.  DST does not expect to make any cash expenditures related to this charge.  In addition, this non-cash charge is not expected to impact the Company’s compliance with financial covenants included in its various credit agreements.

DST tests goodwill for impairment on an annual basis in the fourth quarter and at other times if a significant event or change in circumstances indicates that it is more likely than not that the fair value of these assets has been reduced.  The valuation of goodwill requires assumptions and estimates of many critical factors, including revenue and market growth, operating cash flows, market multiples and discount rates.  As previously disclosed, the decreased demand resulting from current economic conditions in the U.K. economy has negatively impacted Output Solutions U.K.’s production volumes and operating revenues.   As a result, during the fourth quarter of 2012, DST adjusted their future outlook and related strategy with respect to the Output Solutions U.K. operations which resulted in a reduction in future expected cash flows.  As a result, DST management determined that the fair value of its Output Solutions U.K. reporting unit declined and recorded an impairment charge of $60.8 million during the quarter ended December 31, 2012.  No tax benefit is expected to be recognized for this impairment charge.

The information and comments in this Form 8-K may include forward-looking statements respecting the Company and its businesses. Such information and comments are based on the Company’s views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in the Company’s latest periodic financial report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. Unless required by applicable laws and regulations, the Company undertakes no obligation to update any forward-looking statements in this Form 8-K to reflect future events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 29th day of January 2013.

DST SYSTEMS, INC.

By:	/s/ Kenneth V. Hager
Name: Kenneth V. Hager
Title: Vice President, Chief Financial Officer and Treasurer

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